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AMENDMENT NO. 4
TO THE
AMENDED AND RESTATED RIGHTS AGREEMENT

        THIS AMENDMENT NO. 4, dated as of February 14, 2003 (the "Amendment"), to the Amended and Restated Rights Agreement, dated as of March 17, 1997 (the "Amended and Restated Rights Agreement"), is entered by and between MOTHERS WORK, INC., a Delaware corporation (the "Company"), and STOCKTRANS, INC. (the "Rights Agent").

        WHEREAS, effective October 5, 1995 (the "Rights Dividend Declaration Date"), the Board of Directors of the Company authorized and declared a distribution of one right for each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding at the Close of Business on October 16, 1995 (the "Record Date"), and authorized the issuance of one right (subject to adjustment) for each share of Company Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and, except as otherwise provided in Section 22 of the Rights Agreement, the Distribution Date, each right issued in respect of a share of Company Common Stock ("Right") initially representing the right to purchase, upon the terms and subject to the conditions hereinafter set forth, one Unit of Series B Junior Participating Preferred Stock; and

        WHEREAS, on March 17, 1997, the Company entered into the Amended and Restated Rights Agreement to amend the Rights Agreement dated as of October 9, 1995 (the "Rights Agreement") to, among other things, insert provisions relating to an inadvertent triggering of the impact of the Rights, and to restate the Rights Agreement, as thereby amended, in its entirety; and

        WHEREAS, on June 4, 1997, October 24, 2001, and June 4, 2002, respectively, the Company and the Rights Agent entered into amendments No. 1, No. 2 and No. 3 to the Amended and Restated Rights Agreement; and

        WHEREAS, the Company desires to further amend the Amended and Restated Rights Agreement to increase the number of shares of the Company's Series B Junior Participating Preferred Stock available for issuance under the Amended and Restated Rights Agreement from 10,000 shares to 300,000 shares.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        SECTION 1.    Section 1 of the Form of Certificate of Designation set forth in Exhibit B to the Amended and Restated Rights Agreement is hereby amended to read in its entirety as set forth in Exhibit B.1 attached hereto.

        SECTION 2.    The second paragraph of the Form of Summary of Rights set forth in Exhibit C attached to the Amended and Restated Rights Agreement is hereby amended to read in its entirety as set forth in Exhibit C.4 attached hereto.

        SECTION 3.    The terms "Agreement" and "Rights Agreement" as used in the Amended and Restated Rights Agreement shall be deemed to refer to the Amended and Restated Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Amended and Restated Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

        SECTION 4.    This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

ATTEST:		MOTHERS WORK, INC.

By:	/s/ Dan W. Matthias	By:	/s/ Rebecca C. Matthias
	Dan W. Matthias Secretary		Rebecca C. Matthias President

ATTEST:		STOCKTRANS, INC.

By:	/s/ Gina Hardin	By:	/s/ Jonathan Miller
	Gina Hardin Vice-President		Jonathan Miller President

Exhibit B.1
Amendment of Section 1 of the
Form of Certificate of Designation

        Section 1.    Designation and Amount.    The shares of such series shall be designated as "Series B Junior Participating Preferred Stock" and the number of shares constituting such series shall be 300,000.

Exhibit C.4
Amendment of the Second Paragraph of the
Form of Summary of Rights to Purchase Preferred Stock

        SECOND PARAGRAPH.    Copies of the Amended and Restated Rights Agreement and the Certificate of Designation, as amended, for the Preferred Stock have been filed with the Securities and Exchange Commission as exhibits to a Current Report on Form 8-K dated March 18, 1997 (the "Form 8-K"). Copies of Amendment No. 1 to the Amended and Restated Rights Agreement have been filed with the Securities and Exchange Commission as an exhibit to the Quarterly Report on Form 10-Q dated August 11, 1997 (the "Form 10-Q"). Copies of Amendment No. 2 to the Amended and Restated Rights Agreement have been filed with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K dated October 25, 2001 (the "2001 Form 8-K"). Copies of Amendment No. 3 to the Amended and Restated Rights Agreement have been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K dated June 3, 2002 (the "2002 Form 8-K"). Copies of Amendment No. 4 to the Amended and Restated Rights Agreement have been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K dated February 19, 2003 (the "2003 Form 8-K"). Copies of the Amended and Restated Rights Agreement, Amendments No. 1, 2, 3 and 4 and the Certificate of Designation, as amended, are available free of charge from the Company. This summary description of the Rights and the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Amended and Restated Rights Agreement and the Certificate of Designation, as amended, including the definitions therein of certain terms, which Amended and Restated Rights Agreement and Certificate of Designation, as amended, are incorporated herein by reference.

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AMENDMENT NO. 4 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT
Exhibit B.1 Amendment of Section 1 of the Form of Certificate of Designation
Exhibit C.4 Amendment of the Second Paragraph of the Form of Summary of Rights to Purchase Preferred Stock